UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  October 24, 2003

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.   Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about November 10, 2003.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 11, 12, 13, 14, 15, 16, 17, 18, 19, 20 and 21, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH OCTOBER 15, 2003

1.             Do end-to-end carriers such as XxxXx and XXX compete with forwarders or do they serve different target markets?

We think we understand what you are asking, but your choice of terminology is a source of some uncertainty.   We don’t use the term “end to end” around our part of the transportation industry.  The industry term you probably meant to use is “door to door”.   Since we have deleted the names of the two companies you mentioned, let us just say that you are referencing two integrated asset-based providers that are well known for their small parcel delivery services.

If we can now restate your question we think it is: do asset-based integrators marketing a door-to-door service compete with non-asset based providers such as Expeditors or do we serve different markets?

The answer to this question is yes and no, but we will add some explanation.  The companies you mention, XxxXx and XXX, prefer to transport envelopes and small packages internationally on their own planes at say $50 per kilo.   When there is space left over, they will carry heavy freight charging something in the very low single digits per kilo.  After all, if you have to fly the route, anything is better than nothing.

The efficient utilization of assets, transportation or otherwise, dictates long, uninterrupted uses.  If you think in terms of an auto assembly line, you can’t just start and stop the line whenever someone orders a car.  The costs of starting and stopping are too high.   However, if you can assure volumes, leverage on an asset model allows you to make a lot of money.   And this is true whether you get $50 per kilo or a low single digit.

The trade-off for the heavy freight customer is the lack of flexibility and the fact their cargo is always going to take a back seat to the $50 per kilo envelopes.  An asset keeps to a schedule and higher paying freight is going to be preferred to the lower paying heavy freight.

The non-asset based model allows the logistics provider to select from a multitude of carriers to maximize customer flexibility.    In this carrier selection process, depending on urgency and pricing considerations, XxxXx and XXX are candidates to serve the forwarder, but only for freight that can be treated as freight of convenience.

2.             To the extent that forwarders compete against end-to-end carriers, which method is gaining market share?

To quote from a past response (something we actually try to avoid at all costs) you might as well have asked “Is it further to Chicago than by bus?”

We thought we understood your earlier question, but if we did then we think you wanted to ask which business model, not method, is gaining market share.  But then since they both could be gaining market share, we wonder did you really mean to ask which is growing faster assuming they both are growing?   Alternatively, we realize that you might have been trying to ask which business model would be taking the most business from the other.  We don’t really know what you wanted to know.

What we can say with some degree of confidence is that our market share gains come from providing non-asset and knowledge-based logistics solutions and that overall our business is increasing.    Sometimes the asset based integrators are-suppliers to forwarders and, in a limited number of  circumstances, they are competitors.  We have also served as a solution provider for an asset-based integrator.

The rest of the time, we just do what we do although to be honest many of these asset-based players also operate as a non-asset based forwarder that used to be one of our stand-alone competitors.  This after all explains what happened to Fritz, Air Express, and the Tower Group to name just three.

3.             Do passenger airlines with cargo operations compete with forwarders or supply capacity to forwarders or both?

Typically, cargo operations of an airline, not just passenger airlines, count forwarders among their primary customers.  Given the rather intense customer service requirements associated with moving heavy airfreight, airlines long ago decided to use cargo agents to do the pickup, handling, documentation, delivery and trade credit services associated with individual shipments.  Airlines allowed, even encouraged, forwarders to build their own unit load devices – the containers or other apparatus that allow the cargo be loaded on the plane as a unit.  Forwarders were willing to take on all of this work because it also gave them access to the real magic of the heavy freight business-consolidation.

The role an airline will take towards the direct solicitation of heavy cargo customers varies.  Typically, only the largest carriers have the capability to service some portions of high-end airfreight accounts directly.   Even in those instances where cargo operations sell direct to non-forwarder customers, it is very common for the customer to use the services of a forwarder to complete the airline documentation.

 Because airline cargo operations rely on forwarders for the majority of the cargo that they handle, there is a limited number of times that they can sell directly to the end customer and not have it damage their relationship with forwarders.

4.             In comparing the quarterly results of the three publicly traded international forwarders (specifically, EXPD, EAGL & UTIW), I noticed that for the last 10 quarters, Expeditors has consistently had the lowest airfreight yields within the group (most recently, in the first half of 2003, your airfreight yields have run at roughly 80-85% of the aforementioned competitors).  As this admittedly simple analysis would suggest that your competition is able to retain 15-20% more revenue in their respective airfreight business before beginning to pay other operating costs,  I was hoping that you would comment/expand upon the various issues(business mix, pricing strategy) that would explain Expeditors’ lower relative airfreight yields.  If you feel that such a discussion would require you to opine about or otherwise speak for your competition (which we know you won’t), could you instead comment on the various factors that make cross-comparisons of this metric (segment yields) between various forwarders less meaningful.

This is a very good question although we did eliminate your pre-amble which explained your motivation in asking this question.   Each question ought to speak for itself and there was no need to preface your question with a plea for mercy.  We only hope that our answer is equal to the effort you put into your question and, after all, nothing in this answer rhymes so you must be doing alright.

You are correct in your assumption that we will not comment or opine on our competitors’ numbers.  We work hard enough to understand our own numbers and we’re not about to start trying to interpret those of the other guys.   What we can do is to point out the major factor which we think could contribute to the yield differentials that you noted: we record much more revenue into and out of the Far East than do either of the other companies you mentioned.

There may be other reasons as well, but that requires us to know more information than the competition makes public.  Without wanting to sound defensive, we would point out that ultimately the acid test for efficient operations is operating income as a percentage of net revenue and on a consolidated basis for the second quarter of 2003, we reported 23.1%.  That is 2.2 times higher than one of the companies you mentioned (not much to howl about there) and 3.5 times greater than the other.    We find this equally significant, since, as you pointed out, they each seem to report higher airfreight yields.

Which brings us to a final observation.  Playing with top-line yields and margins may very well be a fun exercise which evokes all sorts of scenarios, some of which are useful.  At the end of the day, it is how much money you actually make for the shareholders on what you are willing and able to bill your customers that is important.  Our business model seems to do this better than anybody else while also enabling us to offer the most generous compensation program in the industry.  We know that these two facts are not coincidental.

5.             Keeping with the theme of the previous question, I also noted that this trend is true with respect to your Asian/South Pacific business (specifically, that you’ve had the lowest consolidated yields in this region, relative to EAGL & UTIW, for the last 10 quarters).  At the risk of intentionally being repetitive, could you comment on the various issues (business mix, geographic focus) that would explain Expeditors’ lower relative consolidated yield in this market segment.

As you know, your first question asked about yields over all geographies broken down by product.  This question asks about yields for all products broken into one geographic region and we really need to repeat our previous explanation that we have much more airfreight business from Asia than do either of the other companies you mention.   This fact alone could account for the differential in overall yields in the Asian/South Pacific sector.

Another possible difference is the way that we account for our segment information.  We know that we include the destination profit share as a reduction of our origin profits.   This means that part of the yield on freight from Asia is shown as profit in the destination geography.  We don’t know how the competition might reflect their profit splits among geographic segments, but any difference would be important to the answer to this question.

Finally, fee-based business, particularly vendor consolidation and to a lesser extent customs brokerage, is a much higher percentage of our net revenue in this region than it is for the competition that you mention.

6.             Are yield comparisons between Expeditors and your European competitors apples-to-apples comparisons or does the use of International Accounting Standards as opposed to US GAAP make comparisons unfair? For instance, how does one account for duties and taxes under US GAAP versus IAS? How much lower might your yields be if prepared under IAS?

To our knowledge, the provisions of International Accounting Standards would not change the way that yields are computed when compared with financial statements prepared according to US GAAP.    We don’t really profess to be experts yet on IAS as we are required to keep our book on US GAAP.  We do know that duties and taxes, while often shown by European forwarders as a component of turnover, are clearly labeled so as to be distinct from revenue and gross profit.

Duties and taxes have no place in yield calculations as inclusion of these items in revenue can generate a false sense of size.  While measuring revenue is itself suspect in our opinion, including pass through billings, items which by governmental regulation cannot contain any uplift or profit element, has no substance.   We estimate that Expeditors would be roughly 50%  larger if we were to be measured by revenue and if we accounted for our duty and tax advances as a valid component of revenue.

7.             How many customers do you have now versus a year ago?

We believe that we have more, but we don’t track customers on a year over year basis.

To provide some additional information, we perform services for something in excess of 30,000 customers in any given year.  Our top 50 customers typically account for approximately 30% of our net revenue.   While some customers are much bigger than others, every customer is important to our success.

8.             What are your customer retention rates on air and ocean, and how does that compare with three to five years ago?

We don’t specifically measure retention rates by product by year as some sort of aggregate pool.  In our world, any loss of a customer is something that is serious and significant and must be recognized and analyzed on a case-by-case basis.  We don’t think customer losses should be viewed and managed in realms of acceptable or unacceptable based on arithmetic averages.

From a purely anecdotal basis, customer turnover does not seem to be any different to us now than it was five years ago.

9.             What portion of your freight forwarding revenue has a warehousing component to it, meaning that you act as a customer’s warehouse and take responsibility for shipping the goods to wherever they need to be shipped domestically?

As a freight forwarder, we are often in the position where we design services from the pick up at origin to ultimate delivery at destination without having to place it in a warehouse for any length of time.  That is the magic of fully leveraging the supply chain.

There are instances where a customer's freight requires some kind of interim staging and some value added logistics and distribution work.  While this is a growing component of our business, we focus on opportunities that don’t require hard-asset investments and that are profitable in their own right.  There is a trend in the industry, particularly common among those who love leasing big buildings, to give this business away to get other logistics business.  We think that this is rather dangerous, as it very easily becomes a large hidden cost.

10.          We’re shareholders in Expeditors and would like to ask two questions: 1) Could you tell us what percentage of gross and/or net revenues come from various industries (retail, manufacturing, food, technology, etc.)  and,  2) Could you tell us the operating profit/margin for the various segments broken down on the income statement (air, ocean, customs/brokerage)?

First, you don’t have to be a shareholder to ask a question.  Second you don’t even have to put much work into your questions, you can ask complicated multi-part questions combining as many unrelated topics as your heart desires.  See the sort of monsters we are dealing with this month.

Regarding your first question, we estimate that approximately one third of our total net revenues are retail related.  Another third is probably technology and the remaining portion is spread out across automotive, pharmaceutical, general manufacturing, furniture and a category that you can think of as “other stuff”.   Note the folks that pick sentences out of prior 8-K’s and ask questions about them, “other stuff” is as specific as we can get so don’t bother asking.

As far as your second question, we do not disclose profitability by revenue component.  We don’t do this for several reasons.  Let us anticipate a future question and enumerate two of them.  We feel that doing this would place us at a competitive disadvantage in bids for some services.  We also don’t do this because there is an element of expense allocation that must go into this calculation.  This allocation is quite frankly kind of arbitrary.  Since the allocation is arbitrary, the results themselves become rather questionable for anything beyond internal measurement.

11.          Were Expeditors operations altered by Hurricane Isabel?  If so, were any additional costs incurred?

Not particularly and not really are the answers to your questions.  A couple of offices closed for the better part of a day.

Unlike some of our competition (the folks we are thinking of are no longer with us in the publicly-traded arena), we don’t blame the weather in our earnings releases.   Like a lot of things in life, weather changes.  Somewhere, sometime today, there will be a flood, a severe thunderstorm, a hurricane, a typhoon, an earthquake or two, and a wild fire.  At times these events will delay an airplane, lengthen a sailing or close a major road.  These are things over which we have no control.  Severe weather is an opportunity to showcase the flexibility inherent in our service capabilities.  What is most important about these events is that we maintain the ability to transmit information to our customers so that we can assist them to make compensatory decisions concerning their supply chain, notwithstanding what Mother Nature throws at us.

12.          Please comment on airfreight and ocean freight volume/pricing trends through the third quarter of 2003 and into the fourth quarter versus management expectations.

Volumes continue to be strong, but lag last year’s airfreight volumes, for what are or will be much discussed and hopefully understandable reasons.  Airlines continue to raise prices, which keeps pressure on airfreight yields.  All in all, it was pretty much what we expected for September 2003.    The fourth quarter starts in October and we really don’t know much right now as we still have a ways to go.

13.          To date, have any of your customers openly stated that they altered purchasing decisions and inventory sourcing due to a weak U.S. dollar?

No.  Let us pause to look at global trade solely from the standpoint of goods consumed in the United States, which is where we assume you are focusing.   The relative purchasing power of the U.S. dollar would have to decline significantly before the vast majority of the goods that are currently sourced overseas could become attractive candidates for renewed domestic production.  The reason these goods are manufactured overseas is the cost of the inputs of production and currency exchange rates are just one part of that competitive cost equation.   Your question also assumes that these sourcing decisions can be made and unmade much more easily than is actually the case.

14.          I was hoping you could elaborate on your response to question 17 in the September 24, 2003 8-K.  The comment I didn’t fully understand is “The airfreight business is very much a ‘building’ kind of proposition. Charters not-withstanding, we tendered a lot of airfreight to our direct carrier partners in 2002.  As we began planning for 2003, we were tied into a position where our historical levels from 2002 had to be maintained.”  What I’d like to know specifically is what you meant when you said that “the airfreight business is very much a ‘building’ kind of proposition.”  Perhaps the answer to this question will likely answer my next question as to why you felt you “were tied into a position where our historical levels from 2002 had to be maintained.”  Thanks for your help.

The best example of what we meant by “building” comes from real life.  Let’s suppose you got into the habit of giving a dozen roses to your spouse whenever you celebrated a significant relationship milestone—like a wedding anniversary, for instance.  Now, imagine what happens if after years of producing the dozen roses, you turn up with a dozen carnations, or one or two roses.   Right, unless you have a very good economic reason for this change in your behavior (and we are not sure we can even think of one), you have a relationship issue and in the words of Ricky Ricardo “you got some ‘splaining to do.”

Now, let's take this example to the logistics world, where regular freight takes the place of roses and you have been sending freight (roses) to several partners on a regular basis.  Can you imagine the situation you find yourself in as you show up with something less than what has been common experience kilo wise.  Your partner, the carrier, who has reserved space and was counting on some kind of a continuing commitment, is naturally disappointed.   Your ‘splaining is a lot more difficult, as there is always concern by the carriers that the shortfall came as a result of your sending the roses (we mean kilos) to another.

As market forces twist and bend you, you might be able to ‘splain this kind of behavior every once in a while as long as you can communicate the issues clearly with your carrier partners.  But carriers reward certainty and security and appreciate sensitivity to their situation.  After all, they have to maintain the flights, they have to keep the cargo holds full and they have to pay for the fuel.  If they are significantly scorned, they respond in kind, and instead of a couple of nights on the couch, you might have your allotment cut.   Cargo space, once it is cut, is very difficult to get back.

On the flip side of all this are customer commitments.  Customers naturally assume that when they are good enough to send freight, we’re prepared to make sure that it will get where it needs to go when it needs to be there.  For us, that means that we have to anticipate our customer needs and take care of our carrier relationships, so we don’t let anybody down.

Building, whether it be trust or understanding, is as important to us as it is to the individual with the flowers.  Have we created the image of very sensitive and dynamic relationships that are the backbone of our service offerings?  If we have, you will understand our concern about maintaining our cargo commitments across years and recognize our need to constantly work on building our relationships and then all of this ‘splaining will have been worth it.

15.          In your last 8-K, you said that airfreight rates had not risen commensurately with carrier rate increases. Please quantify carrier rate increases (on a year-over-year basis) and explain why the carriers have been able to raise rates so much. Also, since the last 8-K, has Expeditors been able to make progress towards passing through the rate increases to customers? If not, why?

It probably should not come as a shock that the size of the rate increases have differed on a “market by market” and “carrier by carrier” basis.  Some carriers have raised rates by as much as 15% on the two separate rounds of rate increases, so far.  We have made progress in passing on the rates.  However, the state of the market, the magnitude of the increases, and the way that the rate increases were implemented, they proved to be more difficult to pass on this year.

Rate increases were of smaller magnitude in the current year and this caused part of the difficulty.  There was also a perception that price increases are only real if they are precipitated by freight backlogs and chaos in the market place and this fallacy was borne of recent experience.  Despite the lack of backlogs, carriers have been gradually inching rates upward, but there was no particular sense of market urgency in accepting rate increases.  It frankly took more work and more time to show customers that carrier rate increases were real.

16.          Expeditors stated that as of mid-September 2003, peak season was not as strong as last year for “a multitude of reasons.” Please state and explain these reasons. Also, have you seen the peak season pick up since mid-September (perhaps just starting a little later than usual)?

We are now well into the midst of several what did you mean when you said X, Y & Z questions.  If we get a little testy please forgive us as these are not our favorite sort of queries.

The preponderant reason was the labor unrest in the ocean freight market experienced in 2002.  This caused ocean freight to grind to a halt and distorted the airfreight market.  As we’ve noted before, it doesn’t take a lot of ocean freight flooding into the airfreight markets to really scramble things up.  Now that we are one year removed from the unrest and the disruption of 2002, it is difficult for us to determine what is comparable as our base has been somewhat distorted.

We have also said that we had a couple of major customers that turned to airfreight in 2002 who have now reverted back to moving their goods by ocean freight.   We had quite a lot of business show up in 2002 from target accounts who approached us, begging for assistance with the promise that “we’ll remember you” in 2003.   Some did, others did not even send flowers.  That’s life, you win some and you lose some.

It is a fact that we did not retain all the airfreight that we captured in 2002.  This does not always mean that the customer disappeared, it does mean that to this point in 2003 they are just not airfreight customers.

Unrelated to the labor disruptions of 2002, the pricing environment is also much different this year.  The airlines have been much more low key about implementing their price increases.  Rather than the quantum moves in rates we saw last year, to this point in 2003 we have seen a  more  gradual “nibbling” around the edges.

It is also true that in 2003, supply and demand as it relates to space, seems to be in a stronger state of equilibrium than we have experienced in the recent past.  The significance of this observation is that there is not a significant spot market that can be used to readily offset the higher cost of regularly contracted service.

Finally, moving to your “peak season pick up since mid-September” question, there was some modest increase in September 2003 compared to August, but our read is that it still has not been the strong peak that people may have expected based upon experience in the recent past.

17.          Your September 18th press release indicated that July 2003 was encouraging and August was a disappointment. The release seemed to indicate that the main reason for the weakness was airfreight from Asia. However, our data for Asian airfreight shows the opposite – slightly negative growth in July and a 5.1% gain in August. Would you say that our data is not indicative of industry performance in July and in August, or that Expeditors performance in Asia is not correlating to industry data? If you answer the latter please explain why (any market share shifts?). In other words, are you losing some share from what you can tell.

Your data looks at physical movement of cargo, while we were speaking about overall profitability.  It just makes sense to us that the figures you are looking at offer no predictive value about monthly profitability.

In our situation, we had a strong shift last year from ocean to air on the part of a couple of key retail customers.  This year, much of that business has reverted to ocean freight.  While we haven’t lost market share per se, the large increase in airfreight kilos last year turned out to be a huge mountain to climb this year.  We’ve described it as being somewhat “whipsawed”, but it does not equate to lost market share.

18.          Your October 15, 2003 Newsflash cited very strong ocean volumes and tight capacity.  Are you turning away business at this point?  You had mentioned in your last 8-K that you would likely catch up with passing on the recent price increases.  In light of these recent ocean trends, might this effort now be pushed back possibly into the first quarter of 2004?

First, we need to say that we are not aware of any ocean business that we have turned away because we did not have the capacity to handle it.

As of the middle of October 2003, we have been successful in pushing through the May 2003 ocean price increases that were still in transition at the start of the third quarter.  Finally, the conditions you cite, strong volumes and tight capacity, would tend to accelerate the market acceptance of rate increases.   Under such conditions, nothing tends to get pushed back.

19.          Regarding the “stupid actions by competitors” that you referenced in last month’s 8K, were these actions more prevalent in any given region or mode? If so, which ones?

We were amazed by the frequency with which the line you reference was quoted from our last 8-K.  We finally decided it’s the word, stupid.

The actions we were speaking of seem to be more prevalent in Asia and more focused on the airfreight market from Asia to North America. It typically shows up more in the markets with more freight.  However, like a bad rash, stupidity once manifested rarely respects limits.  If you get stupid on one lane, you are much more likely to get stupid elsewhere.

20.          Are your new customers typically shippers who used other freight forwarders or shippers who had previously dealt directly with the airlines and steamship lines?

New air customers are almost always shippers who had previously used the services of other forwarders or are first time importers or exporters.   Airfreight customers rarely deal directly with the carriers.  Ocean customers are also most likely to come to us without prior experience or as an established customer of another NVOCC.  Historically, large ocean customers often dealt directly with one or two steamship lines.  Recently, some of these large customers are now seeing the benefit of giving a portion of their annual business to our NVOCC service in order to have the additional flexibility that a non asset based provider can supply.

21.          In the trade press there has been talk of an ocean rate increase of 20% or more in 2004.  Does this seem realistic to you?  If a significant rate increase does occur, can the company do anything to avoid the kind of decline in ocean net revenue margins that occurred in the second quarter of 2003 when rates were last increased?

After what we’ve seen this last year, we think it would be foolish for us to try to comment on this question.   The fact is there is a good reason why we don’t make projections.

What we do know is based upon experience and that can be summed up in an observation that ocean rates will change and it will be our job to manage to that change.  We have no ability to predict how quickly we would be able to pass on a hypothetical rate increase.  This is true in large part because we have no idea what the hypothetical market circumstances will be at the time your hypothetical rate increase is implemented.  There are a lot of factors in play here – factors that you give no information about.  The lead time the carriers give and what capacity looks like are the two most important.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

October 24, 2003	/s/ PETER J. ROSE
Peter J. Rose, Chairman and Chief Executive Officer

October 24, 2003	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President- Chief Financial Officer and Treasurer